Exhibit 99.1

Contacts:	Dolph Baker, Chairman and CEO
Max P. Bowman, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS THIRD QUARTER FISCAL 2020 RESULTS

JACKSON, Miss. (March 30, 2020) - Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the third quarter (thirteen weeks) ended February 29, 2020.

Net sales for the third quarter of fiscal 2020 were $345.6 million, a 10.0 percent decrease, compared to $384.0 million for the third quarter of fiscal 2019. The Company reported net income of $13.7 million, or $0.28 per basic and diluted share, for the third quarter of fiscal 2020, compared to net income of $39.8 million, or $0.82 per basic and diluted share, for the third quarter of fiscal 2019.

For the thirty-nine weeks ended February 29, 2020, net sales were $898.3 million compared to $1,080.6 million for the prior-year period. The Company reported net loss of $42.1 million, or $0.87 per basic and diluted share, for the thirty-nine weeks ended February 29, 2020, compared to net income of $74.0 million, or $1.53 per basic and $1.52 diluted share for the year-earlier period.

Dolph Baker, chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “Our results for the third quarter of fiscal 2020 reflect more challenging market conditions than we experienced for the same period last year. However, we were pleased with our ability to execute our strategy in this environment and return to profitability for the quarter. While our sales volumes were in line with last year, our overall sales revenue was down due to the lower average selling prices compared with the same period of fiscal 2019. The Southeast large market average price for conventional eggs dropped 13.8 percent for the third quarter of fiscal 2020 compared to the third quarter of fiscal 2019, while our average sales price was down 10.0 percent. Since the end of the third quarter, market prices have moved significantly higher to record levels, and we expect to see continued price volatility through the end of our fiscal year.

"For the third quarter, specialty eggs, excluding co-pack sales, were $117.7 million, accounting for 35.0 percent of our sales revenue, compared with $131.1 million, or 35.0 percent of sales revenue, in the third quarter of fiscal 2019. Average pricing for specialty eggs was down by 3.4 percent to $1.89 per dozen in the third quarter compared to the prior-year third quarter. Specialty dozens sold were also down 7.1 percent, as sales of specialty dozens were negatively affected by low conventional egg prices.

“An unfavorable balance of egg supply and demand continued to adversely affect market prices during the third quarter and year-to-date periods. However, hen numbers, as reported by the USDA Chickens and Eggs report on March 23, 2020, were 330.0 million, which is 11.8 million less hens than reported a year ago. The USDA also reported that hatch rates decreased 4.95 percent for the last three consecutive months through February 2020, including a 8.0 percent decrease in February, as compared to the same period in the prior year.

"We have worked hard to prepare Cal-Maine Foods to meet future customer requirements and the expected additional demand for cage-free eggs. This demand has been supported by legislation in California, Washington and Oregon requiring cage-free eggs, as well as three other states with similar laws defining minimum space requirements. We are committed to meeting the demands of our customers, and we have invested over $344 million to expand our cage-free production starting with our first facility in 2008. We are pleased with our progress to date, with expansion projects underway in Florida, Texas and Utah, which will provide significant additional processing, pullet and cage-free capacity upon completion.

“Our operations ran well during the third quarter, and we have remained focused on efficient and responsible management of our production facilities. Overall, our farm production costs per dozen were down 1.6 percent over the third quarter last year, reflecting a 3.6 percent drop in feed costs offset by slight increases in other farm production costs. According to USDA reports, current supplies of corn and soybeans are favorable heading into the
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CALM Reports Second Quarter Fiscal 2020 Results

March 30, 2020

2020 planting season, and we believe we will continue to have an adequate supply of both grains. However, current ongoing uncertainties and supply chain disruptions related to the COVID-19 outbreak and geopolitical issues surrounding trade agreements and international tariffs could create more price volatility in the future.

“Looking ahead into the fourth quarter of fiscal 2020 and fiscal 2021, we believe we are taking all reasonable precautions in the management of our operations in response to the outbreak of COVID-19. To date, Cal-Maine Foods facilities are operating normally, and we have not experienced any supply chain or delivery disruptions. Our top priority is the health and safety of our employees, who work hard every day to produce eggs for our customers. As part of the nation’s food supply, we work in a critical infrastructure industry, and we have a special responsibility to maintain our normal work schedule. As such, we are providing supplemental pay to all of our employees to assist them and their families at this critical time. We are in daily communications with our managers across our operations and continue to closely monitor the situation in the communities where we live and work. We are following published guidelines by the Centers for Disease Control (CDC) and other government health agencies in implementing procedures to protect our employees, and we have strict sanitation protocols and biosecurity measures in place throughout our operations with restricted access to visitors. All non-essential corporate travel has been suspended. Fortunately, there are no known indications that COVID-19 affects hens or can be transferred through the food supply, and we remain focused on meeting the current high demand for eggs.

“During these challenging times, we want to thank all of our employees and supply chain partners who support our ability to continue to produce and deliver eggs to our customers and consumers. For those who have been affected by COVID-19, we express our heartfelt sympathy and hope for their full recovery. We are also grateful for all the healthcare professionals, first responders, and state and local health officials who are working tirelessly to protect the health of all of us. As this rapidly evolving situation develops, we are committed to continuing to take the necessary steps to protect the health and safety of our employees, customers and other stakeholders,” added Baker.

Pursuant to Cal-Maine Foods’ variable dividend policy, for each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. Following a quarter for which the Company does not report net income, the Company will not pay a dividend with respect to that quarter or for a subsequent profitable quarter until the Company is profitable on a cumulative basis computed from the date of the last quarter for which a dividend was paid. Therefore, the Company will not pay a dividend with respect to the third quarter of fiscal 2020. At the end of the third quarter of fiscal 2020, the amount of cumulative losses to be recovered before payment of a dividend was $61.9 million.

Selected operating statistics for the third quarter and year-to-date of fiscal 2020 compared with the prior-year period are shown below:

	13 Weeks Ended		39 Weeks Ended
	February 29, 2020	March 2, 2019	February 29, 2020	March 2, 2019
Dozen Eggs Sold (000)	271,278	271,805	786,728	784,128
Dozen Eggs Produced (000)	239,072	222,213	684,837	654,380
% Specialty Sales (dozen)*	23.0%	24.7%	22.5%	24.0%
% Specialty Sales (dollars)*	35.0%	35.0%	38.0%	34.8%
Net Average Selling Price (per dozen)	$1.236	$1.373	$1.107	$1.331
Net Average Selling Price Specialty Eggs (per dozen)*	$1.887	$1.954	$1.876	$1.935
Feed Cost (per dozen)	$0.406	$0.421	$0.411	$0.416

*Excludes co-pack specialty eggs

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CALM Reports Second Quarter Fiscal 2020 Results

March 30, 2020

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) our ability to predict and meet demand for cage-free and other specialty eggs, (v) risks, changes or obligations that could result from our future acquisition of new flocks or businesses and risks or changes that may cause conditions to completing a pending acquisition not to be met,(vi) risks relating to the evolving COVID-19 pandemic, and (vii) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward-looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.
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CALM Reports Second Quarter Fiscal 2020 Results

March 30, 2020
CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

SUMMARY STATEMENTS OF OPERATIONS

	13 Weeks Ended		39 Weeks Ended
	February 29, 2020	March 2, 2019	February 29, 2020	March 2, 2019
Net sales	$345,588	$383,992	$898,276	$1,080,616
Cost of sales	295,760	301,551	840,198	870,511
Gross profit	49,828	82,441	58,078	210,105
Selling, general and administrative	44,231	45,009	132,434	134,750
(Gain) loss on disposal of fixed assets	385	(758)	467	(847)
Operating income (loss)	5,212	38,190	(74,823)	76,202
Other income, net	12,837	15,291	17,331	22,546
Income (loss) before income taxes and noncontrolling interest	18,049	53,481	(57,492)	98,748
Income tax (benefit) expense	4,278	13,616	(15,356)	24,134
Net income (loss) before noncontrolling interest	13,771	39,865	(42,136)	74,614
Less: Income (loss) attributable to noncontrolling interest	22	88	(64)	625
Net income (loss) attributable to Cal-Maine Foods, Inc.	$13,749	$39,777	$(42,072)	$73,989

Net income (loss) per common share attributable to Cal-Maine Foods, Inc.:
Basic	$0.28	$0.82	$(0.87)	$1.53
Diluted	$0.28	$0.82	$(0.87)	$1.52
Weighted average shares outstanding:
Basic	48,473	48,417	48,455	48,416
Diluted	48,588	48,533	48,455	48,545

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CALM Reports Second Quarter Fiscal 2020 Results

March 30, 2020
CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands)
SUMMARY BALANCE SHEETS

	February 29, 2020	June 1, 2019
ASSETS
Cash and short-term investments	$148,616	$319,428
Receivables, net	100,962	71,760
Inventories	191,421	172,237
Prepaid expenses and other current assets	4,371	4,328
Current assets	445,370	567,753

Property, plant and equipment (net)	542,996	455,347
Other noncurrent assets	128,663	133,178
Total assets	$1,117,029	$1,156,278

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$88,658	$73,211
Current maturities of long-term debt and lease obligations	1,002	1,696
Current liabilities	89,660	74,907

Long-term debt and lease obligations, less current maturities	2,632	858
Deferred income taxes and other liabilities	76,705	90,707
Stockholders' equity	948,032	989,806
Total liabilities and stockholders' equity	$1,117,029	$1,156,278

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